September 19, 2017

Salvatore Faia

President

The RBB Fund, Inc.

615 E Michigan St

Milwaukee, WI 53202

Re: The RBB Fund, Inc. - Boston Partners Investment Funds (each a "Fund" and collectively the “Funds”)

Dear Mr. Faia:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, and effective as of the date noted above, Boston Partners Global Investors, Inc. (the “Adviser”) agrees that in order to maintain the established expense ratios of the Boston Partners Investment Funds (each a "Fund" and collectively the “Funds”) of The RBB Fund, Inc. (the “Company”), the Adviser shall, until further notice, but in no event terminating before February 28, 2019, waive all or a portion of its investment advisory fees and/or reimburse expenses (other than acquired fund fees and expenses, short sale dividend expenses, brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) in an aggregate amount equal to the amount by which a Fund’s total operating expenses (other than acquired fund fees and expenses, short sale dividend expenses, brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) exceeds a total operating expense ratio (other than acquired fund fees and expenses, short sale dividend expenses, brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) of:

•	0.80% and 1.05% of the average daily net assets of the Institutional Class and Investor Class, respectively, of the Boston Partners All-Cap Value Fund.
•	2.50% and 2.75% of the average daily net assets of the Institutional Class and Investor Class, respectively, of the Boston Partners Long/Short Equity Fund.
•	1.50% and 1.75% of the average daily net assets of the Institutional Class and Investor Class, respectively, of the Boston Partners Long/Short Research Fund.
•	2.00% and 2.25% of the average daily net assets attributable to the Institutional Class shares and Investor Class shares, respectively, of the Boston Partners Global Long/Short Fund.
•	0.95% and 1.20% of the average daily net assets attributable to the Institutional Class shares and Investor Class shares, respectively, of the Boston Partners Global Equity Fund.
•	1.10% and 1.35% of the average daily net assets of the Institutional Class and Investor Class, respectively, of the Boston Partners Small Cap Value Fund II.
•	1.10% of the average daily net assets of the Institutional Class of the WPG Partners Small/Micro Cap Value Fund.
•	2.00% of the average daily net assets of the Institutional Class of the Boston Partners Emerging Markets Long/Short Fund.
•	1.10% of the average daily net assets of the Institutional Class of the Boston Partners Emerging Markets Fund.

The Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future with respect to the Boston Partners All-Cap Value Fund or the Boston Partners Long/Short Equity Fund.

(1) With respect to the Boston Partners Long/Short Research Fund, Boston Partners Global Equity Fund, Boston Partners Global Long/Short Fund, Boston Partners Emerging Markets Long/Short Fund or Boston Partners Emerging Markets Fund, effective with respect to each Fund as of the effective date of the Advisory Agreement between the Company, on behalf of such Fund and the Adviser, and (2) with respect to the Boston Partners Small Cap Value Fund II or the WPG Partners Small/Micro Cap Value Fund, effective with respect to each Fund as of May 28, 2014: if at any time the total annual fund operating expenses of a Fund are less than the applicable expense limitation, the Adviser shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Adviser to such Fund pursuant to this Agreement within three years from the date on which such waiver or reimbursement was made by the Adviser if such reimbursement does not cause the Fund to exceed expense limitations that were in effect at the time of the waiver or reimbursement. The total amount of reimbursement to which the Adviser may be entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the applicable Fund pursuant to this Agreement, less any reimbursement previously paid by the Fund to the Adviser, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

BOSTON PARTNERS GLOBAL INVESTORS, INC.

By:
Name:
Title:

Your signature below acknowledges

acceptance of this Agreement:

By:
Salvatore Faia
President
The RBB Fund, Inc.